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                                                                      EXHIBIT 22



                               CULBRO CORPORATION


                                                  State/Jurisdiction
SUBSIDIARIES (1)                                  of incorporation
- ----------------                                  ------------------

General Cigar Co., Inc. (2)                       Delaware
Culbro Machine Systems, Inc.                      Delaware
Culbro Land Resources, Inc. (3)                   Delaware
387 PAS Corporation                               New York
CMS Gilbreth Packaging Systems, Inc. (4)          Pennsylvania
Trine Manufacturing Company                       Delaware
Imperial Nurseries, Inc.                          Delaware



(1) The Corporation also has approximately 7 inactive subsidiaries which considered in the aggregate as a single subsidiary would not constitute a significant subsidiary. The Consolidated Financial Statements of the Corporation include the accounts of all subsidiaries of the Corporation.

(2) Includes approximately 8 subsidiaries and 4 operating divisions within which it carries on its cigar manufacturing and distribution business and approximately 12 assumed names in which it does business.

(3) Includes approximately 5 subsidiaries utilized to carry on certain aspects of its real estate development business.

(4) Includes Gilbreth International Corporation, a wholly-owned subsidiary of the Corporation, which carries on its plastic shrink film and labeling systems business.